Exhibit 99.1

October 14, 2026

Dear Shareholder:

I am writing to update you on a change involving your shares of Parks! America, Inc. (PRKA).

To improve service for its shareholders, Parks! America, Inc., has appointed Clear Trust, LLC, as its transfer agent.

Clear Trust, LLC

2420 Brunello Trace

Lutz, FL 33558

Phone: 813.235.4490

Fax: 813.388.4549

Email: inbox@cleatrusttransfer.com

This change has already taken effect and includes the transfer of your directly held shares of Parks! America common stock to Clear Trust’s Clear Connect platform:

https://www.cleartrustonline.com/shareholders

No action from you is required.

However, to receive timely communications from the company and any payments you may ever be entitled to as a shareholder, it is best to register with Clear Trust, LLC at Clear Connect Portal for Shareholders and make sure you have updated your address.

Thank you for being a shareholder.

Sincerely,

Geoff Gannon

President

Parks! America, Inc.